Exhibit 15

August 1, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

 We are aware that our report dated July 17, 2002 on our review of interim financial information of United Technologies Corporation (the "Corporation") as of and for the period ended June 30, 2002 and included in the Corporation's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-51830 and 333-60276), in the Registration Statement on Form S-4 (No. 333-77991) as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-77991-01) and in the Registration Statements on Form S-8 (Nos. 333-21853, 333-18743, 333-21851, 33-57769, 33-45440, 33-11255, 33-26580, 33-26627, 33-28974, 33-51385, 33-58937, 2-87322, 333-77817, and 333-82911).

Yours very truly,

 /s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Hartford, Connecticut